Exhibit 10(i)14
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT
[Effective 2021]
[Eligible Executive Employees]

Name

In accordance with the terms of ALLETE’s Executive Long-Term Incentive Compensation Plan, as amended (the "Plan"), and as determined by and through the Executive Compensation Committee of ALLETE’s Board of Directors, ALLETE hereby grants to you (the "Participant") Restricted Stock Units (“RSU’s”) as set forth below, payable in the form of ALLETE Common Stock, subject to the terms and conditions set forth in this Grant, including Annex A hereto, and all documents incorporated herein by reference:

Number of Restricted Stock Units:
Date of Grant:
Vesting Period:

This Grant is made in accordance with the Plan.

Further terms and conditions of the Grant are set forth in Annex A hereto, which is an integral part of this Grant.

Any term, provision or condition applicable to the Restricted Stock Units set forth in the Plan and not set forth herein is hereby incorporated by reference. To the extent any provision hereof is inconsistent with a Plan provision, the Plan provision will govern.

YOU SHOULD CAREFULLY READ AND REVIEW THE TERMS AND CONDITIONS SET FORTH IN THIS GRANT, INCLUDING ANNEX A HERETO, WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING MANDATORY CLAIMS AND ARBITRATION PROCEDURES.

You will be deemed to have accepted this Grant on the Date of Grant, and all its associated terms and conditions, including the mandatory claims and arbitration procedures set forth in Annex A, unless you notify the Company of your non-acceptance of the Grant by contacting the Manager – Compensation, Benefits, and Talent Acquisition, in writing within sixty (60) days of the Date of Grant.

IN WITNESS WHEREOF, ALLETE has caused this Grant to be executed by its President and Chief Executive Officer as of the date and year first above written.

                            ALLETE

By:
President & CEO

Attachment: Annex A

Exhibit 10(i)14
ANNEX A
TO
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT

The grant of restricted stock units (each, a “RSU”) under the ALLETE Executive Long-Term Incentive Compensation Plan (the “Plan”), evidenced by the Grant to which this is annexed, is subject to the following additional terms and conditions:

1. Form and Timing of Payment. Subject to the provisions hereof, each RSU will be paid in the form of one share of ALLETE common stock (each, a “Share”), plus accrued Dividend Equivalents. Shares will be deposited into your ALLETE Invest Direct plan account. Except as otherwise provided in sections 3 and 4, below, payment will be made during the period ending sixty days after the end of the vesting period; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution. Payment will be subject to withholding Shares equal in value to the minimum amount of tax required to be withheld by law.

2. Dividend Equivalents. You will receive Dividend Equivalents in connection with the RSUs granted. Dividend Equivalents will be calculated and credited to you at the time the underlying RSUs are paid. Dividend Equivalents will be in the form of additional RSUs, which will be added to the number of RSUs subject to the grant, and will equal the number of Shares (including fractional Shares) that could have been purchased on applicable dividend payment dates, based on the closing ALLETE common stock price as reported in the consolidated transaction reporting system on that date, with cash dividends that would have been paid on the underlying RSUs, if such RSUs were Shares. Dividend Equivalents will only become payable if and to the extent the underlying RSUs vest and become payable.

3. Payment Upon Retirement, Death or Disability; Forfeiture Upon Other Termination of Employment, Default on Certain Agreements or Unsatisfactory Job Performance.

3.1 Subject to Section 3.4 below, if during the vesting period you (i) Retire, (ii) die while employed by a Related Company, or (iii) become Disabled, a portion of the unvested RSUs subject to the Grant will vest and be paid to you (or your beneficiary or estate) during the period ending sixty days after such event; provided, however, you will not be permitted, directly or indirectly, to designate the taxable year of the distribution. Except as otherwise provided in Section 4, payment pursuant to this Section 3.1 will be prorated, after giving effect to accumulated Dividend Equivalents, based on the number of whole calendar months within the vesting period that had elapsed as of the date of Retirement, death or Disability in relation to the number of calendar months in the vesting period. For purposes of this calculation, you will be credited with a whole month if you were employed on the 15th of the month.

3.2 Except as otherwise provided in Section 4, if during the vesting period or prior to payment of all RSUs you have a Separation from Service for any reason other than those specified in Section 3.1 above, all unvested or unpaid RSUs subject to the Grant (and related Dividend Equivalents) will be forfeited on the date of such Separation from Service.

3.3 If during the vesting period or prior to payment of all RSUs you are demoted, you default on any written agreement with a Related Company related to a restrictive employment covenant (such as confidentiality, non-disclosure, non-competition, non-solicitation, or the like), or if ALLETE determines, in its sole discretion, that your job performance is unsatisfactory, ALLETE may cancel or amend your

Exhibit 10(i)14
grant relating to any unpaid RSUs, resulting in the forfeiture of some portion or all of your unpaid RSUs (and related Dividend Equivalents).

3.4 Notwithstanding anything herein to the contrary, if you become entitled to a payment of the RSUs by reason of your Retirement and if you are a Specified Employee on the date of such Retirement, payment shall not be made until the earlier of: (i) the expiration of the six-month period beginning on the date of your Retirement, or (ii) the date of your death. The payment to which a Specified Employee would otherwise be entitled during this six-month period shall be paid, together with Dividend Equivalents that have accrued during this six-month delay, during the seventh month following the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death.

4. Change in Control. Upon a Change in Control, unless the Committee provides otherwise prior to the Change in Control, outstanding unvested RSUs shall be prorated (as described below) and such prorated RSUs shall immediately vest and be payable to you during the period ending sixty days after the Change in Control. The RSUs will not be subject to proration and immediately vest, however, if and to the extent that the Grant is, in connection with the Change in Control, fully assumed by the successor corporation or parent thereof; in such case, the RSUs shall be prorated and immediately vest upon your termination of employment by the successor corporation for reasons other than cause within 18 months following the Change in Control and be payable to the Participant during the period ending sixty days after the termination of employment. Any payment on account of or in connection with a Change in Control will be prorated, after giving effect to the accumulation of Dividend Equivalents, based on the number of whole calendar months within the vesting period that had elapsed as of the date of the Change in Control or termination of employment, as applicable, in relation to the number of calendar months in the vesting period. For purposes of this calculation, you will be credited with a whole month if you were employed on the 15th of the month. In no event will you be permitted, directly or indirectly, to designate the taxable year of the distribution on account of or in connection with a Change in Control.

5. Compensation Recovery Policy. The Grant is subject to the terms of any compensation recovery policy or policies established by ALLETE as may be amended from time to time (“Compensation Recovery Policy”). ALLETE hereby incorporates into the Grant the terms of the Compensation Recovery Policy.
6. Section 409A Compliance. This Grant is intended to comply with Section 409A or an exemption thereunder, and, accordingly, to the maximum extent permitted, the Plan and the Grant shall be interpreted and administered in compliance therewith. Notwithstanding any other provision of the Grant, payments provided pursuant to the Grant may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments pursuant to the Grant that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any provision of the Grant would cause a conflict with the requirements of Section 409A or would cause the administration of the Grant to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment. ALLETE makes no representation that the Grant complies with Section 409A and in no event shall ALLETE be liable for the payment of any taxes and penalties that you may incur under Section 409A.
7. Claims Procedure and Arbitration. The Grant is subject to the following claims procedures:

7.1 Mandatory Claims Procedures. If you or any person acting on your behalf (the “Claimant”) has any claim or dispute related in any way to the Grant or to the Plan, the Claimant must follow these claims procedures. All claims must be brought no later than one year following the date on which the claim first arose and any claim not submitted within such time limit will be waived.

Exhibit 10(i)14
7.2 Claim Submission. Any claim must be made in writing to the Claims Administrator. The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the Claim within 90 days after receipt of the claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

7.3 Notice of Denial. If a claim is wholly or partially denied, the denial notice shall contain (i) the reason or reasons for denial of the claim, and (ii) references to the pertinent Plan provisions upon which the denial is based. Unless the claim is submitted for arbitration as provided below and in the Plan, the Claims Administrator’s decision or action shall be final, conclusive and binding on all persons having any interest in the Plan.

7.4 Arbitration. If, after exhausting the procedures set forth above, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a claim, must be resolved by arbitration in the manner described herein.

a.Time Limits. A Claimant seeking arbitration of any determination by the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the Claim to resolution by arbitration. A Claimant waives any claim not filed timely in accordance with this Section.
b.Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.
c.Venue. The arbitration shall be conducted in Minneapolis, Minnesota.
d.Binding Effect. The decision of the arbitrator with respect to the claim will be final and binding upon the Company and the Claimant. By participating in the Plan, and accepting the Grant, you, on behalf of yourself and any person with a Claim relating to your Grant, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.
e.Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.
f.Waiver of Class, Collective, and Representative Actions. Any claim shall be heard without consolidation of such claims with any other person or entity. To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, you waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any claim, and you agree that any claim may only be initiated or maintained and decided on an individual basis.
g.Standard of Review. Any decision of an arbitrator on a claim shall be limited to determining whether the Claims Administrator’s decision or action was arbitrary or capricious or was unlawful. The arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 130 S. Ct. 1640 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document by the Claim’s Administrator.
h.General Procedures.
1.Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator.

Exhibit 10(i)14
Notwithstanding the amount of the claim, the Procedures for Large, Complex Commercial Disputes shall not apply.
2.Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Minnesota or federal law, or both, depending upon the claim. Except to the extent required by applicable law, the Claimant shall keep any arbitration decision or award strictly confidential and not disclose to anyone other than his or her spouse, attorney, or tax advisor.
3.Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
4.Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Federal Arbitration Act, Title 9 of the United States Code. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.
5.Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or her claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.
a.Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Federal Arbitration Act, Title 9 of the United States Code, will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

8. Ratification of Actions. By receiving the Grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated your acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board, or the Committee.

9. No Impact on Other Benefits. The Grant or payment on account thereof shall not be taken into account in determining any benefits under any severance, retirement, welfare, insurance or other benefit plan of ALLETE or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10. Notices. Any notice hereunder to ALLETE shall be addressed to ALLETE, 30 West Superior Street, Duluth, Minnesota 55802, Attention: Manager – Compensation, Benefits, and Talent Acquisition, Human Resources, and any notice hereunder to you shall be directed to your address as indicated by ALLETE’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

Exhibit 10(i)14
11. Governing Law and Severability. To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law provisions. In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

12. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan. The following definitions apply to the Grant and this Annex A:

12.1 “Claims Administrator” means ALLETE’s Chief Executive Officer, unless the claimant is (or is acting on behalf of) an ALLETE executive officer (within the meaning of Exchange Act Rule 3b-7), in which case the Claims Administrator is the Executive Compensation Committee of the Board of Directors.
12.2 “Change in Control” means the earliest of:
i.the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than fifty (50%) percent of the total fair market value or total voting power of Company stock. If any one Person, or more than one Person acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of Company stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a Change in Control. An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which Company acquires its stock in exchange for property, is treated as an acquisition of stock;
ii.the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) ownership of Company stock possessing at least thirty (30%) percent of the total voting power of Company stock;
iii.the date a majority of the members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or
iv.the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) assets from the Company that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

Exhibit 10(i)14
In determining whether a Change in Control occurs, the attribution rules of Code section 318 apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option. The term “Person” used in this definition means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, firm, association, organization or other entity or any governmental or quasi-governmental authority, organization, agency or body.
12.3 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
12.4 “Disability” or “Disabled” means a physical or mental condition in which the Participant is:
i.unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
ii.by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;
iii.determined to be totally disabled by the Social Security Administration; or
iv.disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.
12.5 “Related Company” means the ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

12.6 “Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the ALLETE and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the ALLETE and Affiliated Companies Retirement Plan A.

12.7 “Section 409A” means Section 409A of the Code and Treasury Regulations section 1.409A-1 et seq., as they both may be amended from time to time, or other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

Exhibit 10(i)14
12.8 “Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies.

12.9 “Specified Employee” means an Participant who is subject to the six-month delay rule described in Code section 409A(2)(B)(i), determined in accordance with guidelines adopted by the Board from time to time as permitted by Section 409A of the Code and Treasury Regulations section 1.409A-1 et seq., as they both may be amended from time to time, and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.